Filed pursuant to Rule 433 Registration Statement Nos. 333-162193 and 333-162193-01

 RBS
The Royal Bank of Scotland

RBS US Mid Cap Trendpilot ETN
TRNM
Product Detail

The RBS US Mid Cap Trendpilot(TM) ETNs are designed for investors who seek exposure to the RBS US Mild Cap Trendpilot(TM) Index (USD) (the "Index"). The
Index utilizes a systematic trend-following strategy to provide exposure to either the S and P MidCap 400(R) Total Return Index (the "Benchmark Index") or
the yield on a hypothetical notional investment in 3-month U.S. Treasury bills
(the "Cash Rate"), depending on the relative performance of the Benchmark Index on a simple historical moving average basis. If the level of the Benchmark Index is at or above its historical 200-index business day simple moving average for five consecutive index business days (i.e., a "positive trend" is established), the Index will track the return on the Benchmark Index, and will have no exposure to the Cash Rate until a negative trend occurs. Conversely, if the level of the Benchmark Index is below such average for five consecutive index business days (i.e., a "negative trend" is established), then the index will track the Cash Rate instead of the return on the Benchmark Index and will have no exposure to the Benchmark Index until the next positive trend.

Product Facts
                           Exchange Traded
Product type                    Note (ETN)

Exchange name                   NYSE Arca
Daily Redemption Value          $25.2053
Shares Outstanding              160,000
Issue Size (USD 000's)          $4,000
Annual Investor Fee             1.00%*
Inception Date                  01/25/11
Maturity                        01/25/41
Curent RBS Trendpilot Indicator Benchmark Index
Last Update                     1/27/2011 3:00:29PM

Codes

ISIN                    US78009L2097
CUSIP                   78009L209
Ticker                  TRNM
Underlying              RBS US Mid Cap Trendpilot Index
Intraday
 Indicative Value
 Ticker                 TRNM.IV

*The Annual Investor Fee (which accrues on a daily basis) is 1.00% per annum when the Index is tracking the Benchmark Index and 0.50% per annum when the
Index is tracking the Cash Rate.